AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON __________, 2002
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          AMERICAN FAMILY COOKIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 DELAWARE                                06-1578297

        (STATE OR OTHER JURISDICTION                  (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)          IDENTIFICATION NUMBER)



                     112 WHEELER STREET, LAVERGNE, TN 37086
                                 (615) 793-9800
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   COPIES TO:
                              GERALD A. ADLER, ESQ.
                               BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                              PHONE: (212) 661-3535
                               FAX: (212) 972-1677

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


------------------ ---------------- --------------- --------------- ------------
                                    Proposed        Proposed
Title of each                       Maximum         Maximum         Amount of
class securities   Amount to be     Offering Price  Aggregate       Registration
to be registered   registered       Per Share       Offering Price  Fee (1)
------------------ ---------------- --------------- --------------- ------------


Common Stock,
Par value $.001
per share          750,000 shares   $2.00           $1,500,000      $360
------------------ ---------------- --------------- --------------- ------------


Total              750,000 shares   $2.00           $1,500,000      $360
------------------ ---------------- --------------- --------------- ------------


     (1) Estimated in accordance with Rule 457(o) solely for the purpose of computing the amount of the registration fee based on the maximum aggregate offering price of the securities listed in this table.


     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          American Family Cookies, Inc.

           A Minimum of 600,000 Shares and a Maximum of 750,000 Shares
                         Offering Price: $2.00 per Share

     We are offering for sale, on a self underwritten, minimum-maximum basis, a minimum of 600,000 shares and a maximum of 750,000 shares of our $.001 par value common stock at a price of $2.00 per share (the "Shares"). Proceeds from the sale of the Shares will be escrowed in a non-interest bearing account until the minimum number of Shares are sold. If the minimum proceeds are not received within 90 days from the date of this prospectus, which can be extended an additional 30 days in our sole discretion, all escrowed funds will be returned to subscribers without interest or deduction. If the minimum proceeds are not received within 90 days, or if extended in 120 days from the date of this prospectus, the offering may be extended for an additional 60 days. In no event shall this offering continue beyond 180 days from the date of this prospectus. This offering may be terminated sooner by us in our sole discretion.

     Investing in our securities  involves some risk.  (See "Risk Factors," page
4). The securities offered herein should not be purchased by any investor who cannot afford to sustain the total loss of his or her investment.

     These securities have not been approved by the Securities and Exchange Commission or any state securities agency nor has the Commission or any agency passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     This is our initial public offering. No public market currently exists for our shares, although we intend to apply for listing on the Over-the-Counter Bulletin Board in the future. We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering.

     The shares will be offered and sold by our officers and directors without any discounts or other commissions. An indeterminate number of shares may be sold through broker/dealers who are members of the National Association of Securities Dealers, and who will be paid up to a maximum of 10% commission on the sales they make. We currently have no agreements, arrangements or understanding with any broker/dealers to sell shares.

                                   Underwriting Discounts
                Price to Public      and Commissions (1)           Net Proceeds
Per Share              $   2.00            $ 0                           $ 2.00
Total Minimum        $1,200,000            $ 0                    $1,200,000(2)

Total Maximum        $1,500,000            $ 0                    $1,500,000(2)

(1) Assumes, as planned, no use of broker/dealers. In the event broker/dealers are used, we will update the prospectus.

(2) Excluding estimated offering expenses of $55,860.

                The date of this prospectus is ______ __, 2002.

                                Table of Contents

Summary                                                                        3
The Company                                                                    3
The Offering                                                                   3
Risk Factors                                                                   4
Use of Proceeds                                                                9
Dilution                                                                       9
Management's Discussion and Analysis and Results of Operations                11
Capitalization                                                                14
Our Business                                                                  15
Employees                                                                     16
Description of Property                                                       16
Management                                                                    18
Executive Compensation                                                        19
Security Ownership of Certain Beneficial Owners and Management                21
Certain Relationships and Related Transactions                                22
Description of Securities                                                     23
Plan of Distribution                                                          26
Legal Matters                                                                 27
Experts                                                                       27
Available Information                                                         27

                               PROSPECTUS SUMMARY

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

     The following summary is qualified in its entirety by reference to the detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety, and particularly the information set forth in "Risk Factors."

                                   THE COMPANY

     We are a Delaware corporation that was formed in April, 2000 under the name RDCT Group, Inc., and which merged in January 2002 with three inter-related companies that were in the business of selling cookies and ancillary products in shopping center locations in the Southeastern United States for over 20 years. It is our intent to use the proceeds of this offering to expand that business, in part by acquiring leases for new shopping center locations for our stands, in part by building facilities to allow us to sell our products over the Internet, and in part, by hiring a chief financial officer and a marketing executive.

     Our mailing address for our principal executive offices is: 112 Wheeler Street, LaVergne, TN 37086 and our telephone number is: (615) 793-9800.

                                  THE OFFERING

Securities Offered:       Minimum of 600,000 Shares and a maximum of
                          750,000 Shares.

Offering Price:           $2.00 per Share

Escrow Agent:             Citibank, NA

Summary of Selected       We are an operating company, created from a merger in
Financial Data:           January 2002, with three inter-related operating
                          companies.

            As of August 31, 2001, our financial data is as follows:

             Total Assets                             $ 1,203,277
                                                      -----------
             Total Liabilities                        $   843,556
                                                      -----------
             Net Income (Loss)                        $    (1,099)
                                                      -----------
             Shareholder Equity                       $   359,721
                                                      -----------
             Net Tangible Book Value                  $   359,721
                                                      -----------
             Net Tangible Book Value Per Share        $      .067
                                                      -----------


                                  RISK FACTORS

     An investment in the Shares offered by us involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information set forth elsewhere in this prospectus, including the Financial Statements and Notes, prior to making an investment in American Family Cookies.

     WE MAY FACE RISKS IN OUR EXPANSION STRATEGY. We intend to significantly increase our retail operations and add a capability of merchandising through the Internet. We presently operate 17 retail establishments and anticipate, with the use of the proceeds of this offering, opening 10-15 new facilities including kiosks in shopping centers. The opening and success of these new facilities will depend on various factors, including the availability of suitable sites, the negotiation of acceptable lease terms and regulatory compliance, the ability to meet construction schedules, the ability to manage our anticipated expansion and hire and train personnel, the general ability to successfully manage our anticipated growth (including controlling costs, and maintaining effective quality controls), the availability of adequate financing and general economic and business conditions. Not all of the foregoing factors are within our control. There can be no assurance that we will successfully complete the plans described herein. In addition, we anticipate entering into new geographic regions in which we have no previous operating experience. No assurance can be given that our expansion plans will be achieved, that we will be able to manage our operations effectively or that we will be successful in new geographic areas, where tastes and food preferences may differ. See "Our Business."

     OUR OPERATING COSTS WILL INCREASE AFTER THIS OFFERING. The implementation of our expansion strategy will increase our operating costs which, in turn, could adversely affect our business, financial condition and results of operations. In addition, factors such as inflation, increased food costs, construction cost overruns, increased labor and employee benefit costs and the retention of qualified management and hourly employees may increase our operating costs.

     WE PRESENTLY PURCHASE ALL OF OUR COOKIE DOUGH FROM ONE SUPPLIER. All of our cookie dough is purchased from one supplier, Readi-Bake Corp. The costs of such items, like other commodities, is subject to fluctuations due to changes in economic conditions, weather, demand and other factors, many of which are beyond our control. We historically have been able to pass on any such price increases to our customers, although no assurance can be given that we will be able to do so in the future. The loss of our current supplier of cookie dough could have a material adverse effect on our business, financial condition and results of operations. If we were unable to replace our cookie dough with a comparable cookie dough our core business could be materially adversely affected. While we believe we would be able to replace our source of cookie dough, the differential in taste and texture could also materially effect our customer base. See "Our Business."

     WE DEPEND UPON THE CONTINUED AVAILABILITY OF CERTAIN OF OUR EXECUTIVES AND THEIR LOSS OR UNAVAILABILITY COULD PUT US AT A COMPETITIVE DISADVANTAGE. We are dependent to a great extent, on the experience, abilities and continued services of Robert R. Gregory and Donald J. Gregory, our President and Vice President, respectively. At the closing of this offering we will enter into employment agreements with each of the above individuals. The loss of services of any of them could have a material adverse effect on our results of operation and financial condition. While we currently have a $500,000 key-person life insurance policy on the life of Robert R. Gregory, we intend, subject to his insurability, to increase the principal amount of that policy to $1,500,000.

     AFTER THIS OFFERING, THE PRINCIPAL SHAREHOLDERS OF THE COMPANY WILL CONTINUE TO CONTROL THE COMPANY. Upon consummation of the offering Robert R. Gregory, our President and Ian Bauer, a Director, will own an aggregate of 3,050,000 shares of Common Stock, representing approximately 55% of our issued and outstanding shares after the Offering and assuming the sale of all of the shares being offered (excluding some proposed transfers by Mr. Gregory described in "Principal Shareholders"). Accordingly, these individuals will be able to elect all of our directors and control our management and policies. See "Management," "Principal Shareholders" and "Description of Securities."

     OUR OPERATIONS ARE PRESENTLY CONCENTRATED IN THE SOUTHEASTERN UNITED STATES WHICH MAKES US SUSCEPTIBLE TO CHANGING ECONOMIC CONDITIONS IN THAT AREA. All of our retail facilities are located in the Southeastern United States. Our present strategy is to expand within the Southeast and then, to other areas. As a result, our operations are currently susceptible to adverse fluctuations caused by adverse changes in economic conditions in the Southeastern Untied States.

     WE MAY BE SUBJECT TO LIABILITY CLAIMS THAT MAY EXCEED THE LIMITS OF OUR INSURANCE AND COULD THEREFORE HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE OPERATIONS. From time to time, we are subject to lawsuits as a result of our business and currently maintain insurance, including insurance relating to personal injury and product liability, in amounts that we consider adequate and customary for our industry. While we have been able to obtain such insurance in the past, no assurances can be given that we will be able to maintain these insurance policies in the future. In addition, any successful future claim against us, in an amount exceeding our insurance coverage, could have a material adverse effect on our continued operations and reputation.

     WE ARE SUBJECT TO GOVERNMENT REGULATION WHICH COULD ADVERSELY EFFECT US. We are subject to numerous state regulations relating to the preparation and sale of food. We are also subject to federal and state laws governing our relationship with employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. The failure to obtain or retain the required food licenses, or any increase in the minimum wage rate, employee benefits costs or other costs associated with employees, could adversely affect our business, results of operation and financial condition. Proposals are under consideration at the federal level to increase the minimum wage and to introduce a system of mandated health insurance. These and other initiatives could adversely affect as, well as the food industry in general. See "Our Business."

     CHANGING CONSUMER HABITS IN THE FOOD SERVICE INDUSTRY MAY EFFECT OUR FUTURE OPERATIONS. The results of operations of food service businesses are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number, and location of competing units. Multi-unit food service chains, which is the focus of our business plan, can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one unit or a limited number of units, or health concerns as to particular types of food or methods of preparing food served by such chains. Dependence on frequent deliveries of fresh ingredients also subjects food service businesses, such as ours, to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality, and cost of ingredients.

     WE ARE IN A HIGHLY COMPETITIVE INDUSTRY COMPETING WITH ENTITIES WITH GREATER FINANCIAL RESOURCES. The baking industry and retail cookie business, in particular are intrenched in a highly competitive and highly fragmented industry. We compete with national, regional and local bakeries as well as supermarket chains that have in-store bakeries. Many of our competitors are larger, more established and have greater financial and other resources than we do. Competition in the retail bakery industry is based on product quality, brand loyalty, price and customer service.

     THE ABSENCE OF AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE, AND OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING. Prior to this offering there has been no public market for our common stock, and even after this offering, an active public market may not develop or be sustainable. We have arbitrarily determined the initial public offering price and this may not be the market price of the shares after the offering. The trading price of the shares could be subject to wide fluctuations in response to factors included in this prospectus, many of which are beyond our control. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for may emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of our common stock.

     WE HAVE NEVER DECLARED OR PAID DIVIDENDS AND DO NOT PLAN TO PAY THEM. We have never declared or paid any cash dividends on our common stock, and we do not expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business.

     THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN OUR COMMON STOCK, MAKING THE MARKET FOR OUR COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE. Trading in our securities will initially be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock becomes subject to the regulations on penny stocks, that factor could have an adverse effect on the market liquidity for our common stock due to these limitations on the ability of broker-dealers to sell our common stock in the public market which could cause the price of our stock to decline.

     OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK HAVING RIGHTS GREATER THAN OUR COMMON STOCK. Our Certificate of Incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. See "Description of Securities."

     CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUE CAN PREVENT A CHANGE IN CONTROL OF OUR COMPANY. We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder" unless:

     * the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

     * upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     * on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholders

     Our certificate of incorporation, as amended, and our bylaws do not provide for cumulative voting in the election of directors. The authorization of non-designated preferred stock described above makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

     AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE, SUBSTANTIAL DILUTION OF THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE. Assuming the sale of all of the shares offered by us, purchasers of our common stock in this offering:

     * will pay a price per share that substantially exceeds the value, on a per share basis, of our assets after we subtract from those assets our intangible assets and our liabilities;

     * will incur immediate dilution in net tangible book value of $1.74 per share if the minium shares are sold and $1.70 per share if the maximum shares are sold;

     * will contribute substantial funds but will own only 10% of the outstanding shares of our common stock if the minimum shares are sold and 12% if the maximum shares are sold;

     * may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock.

                                 USE OF PROCEEDS

     The following table shows, in the order of priority, how we intend to spend the proceeds of this offering, based on differing amounts of common stock sold:

--------------------------------------------------------------------------------
Use                                   $1,200,000      $1,350,000      $1,500,000
--------------------------------------------------------------------------------
New store location acquisition        $  830,000      $  980,000      $1,130,000
--------------------------------------------------------------------------------
Construction of a kitchen for
training, research, and Internet
sales                                 $   50,000      $   50,000      $   50,000
--------------------------------------------------------------------------------
Expansion of web site of              $   50,000      $   50,000      $   50,000
internet sales, and computer
equipment therefor
--------------------------------------------------------------------------------
Hiring of a full-time Chief
Financial Officer and marketing
and development executive             $  170,000      $  170,000      $  170,000
--------------------------------------------------------------------------------
General corporate purposes            $  100,000      $  100,000      $  100,000
--------------------------------------------------------------------------------

     Pending the use of the net proceeds, we intend to invest the net-proceeds in short-term, interest bearing, investment -grade securities.


                                    DILUTION

     As of August 31, 2001, we had a net tangible book value of $359,721 or $.067 per share (assuming we had 5,400,000 shares of common stock outstanding as of that date), derived from our balance sheet as of that date. Net tangible book value per shares means the value of our tangible assets less all liabilities, divided by the number of shares outstanding. After giving effect to the sale of the shares offered hereby at a price of $2.00 per share, net tangible book value as adjusted would be $1,559,721 or $.26 per share if the minimum shares are sold and $1,859,721 or $.30 per share if the maximum shares are sold. The result will be an immediate increase in net tangible book value to existing shareholders of $1,200,000 if the minimum shares are sold and $1,500,000 if the maximum number of shares are sold and an immediate dilution to new investors of $1.74 per share (87%) if the minimum shares are sold and $1.70 per share (85%) if the maximum shares are sold. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution.

Assumed Value of Shares offered hereby

         MINIMUM OFFERING

     Net tangible book value per share, before offering            $  359,721
     Increase per share attributable to the sale by us of the
      minimum shares offered hereby                                $1,200,000

     Pro forma net tangible book value per share after the
      minimum offering                                             $1,559,721

     Dilution per share to new investors                           $     1.74

     MAXIMUM OFFERING

     Net tangible book value per share, before offering            $  359,721
     Increase per share attributable to the sale by us of the
      maximum shares offered hereby                                $1,500,000

     Pro forma net tangible book value per share after the
      maximum offering                                             $1,859,721

     Dilution per share to new investors                           $     1.70

     The following table summarizes the investments of all existing shareholders and new investors after giving effect to the sales of the securities offered hereby.

                                         PERCENTAGE   AGGREGATE       PERCENTAGE
                             SHARES      OF TOTAL     CONSIDERATION   OF TOTAL
                             PURCHASED   SHARES       PAID            INVESTED
                             ---------   ----------   -------------   ----------
Existing Shareholders        5,400,000       90%      $  359,721          23%
Public Shareholders (Min.)     600,000       10%       1,200,000          77%
                             ---------   ------       ----------      ------
         Total               6,000,000   100.00%       1,559,721      100.00%
                             =========   ======       ==========      ======

Existing Shareholders        5,400,000       88%      $  359,721          19%
Public Shareholders (Max.)     750,000       12%       1,500,000          81%
                             ---------   ------       ----------      ------
         Total               6,150,000   100.00%      $1,859.721      100.00%
                             =========   ======       ==========      ======

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

     Gregory Enterprises was, before its merger into American Family Cookies, Inc., a twenty two year old company specializing in the operation of specialty retail stores. While it has operated several concepts through the years, i.e., gourmet coffee shops, candy stores and delis, our primary concept is and has been "The Cookie Store".

     "The Cookie Store" concept has always been our main focus because of its simplicity and profitability. Our cookie stores are fun and festive with a carnival type atmosphere. While offering the largest variety of fresh baked on-site cookies of any cookie store chain, we also offer other delectable treats and a large variety of beverage choices. We also carry a large selection of cookie jars. In the fall of 2000 we added to our concept the "Frosty Bites" specialty ice cream products.

     We have carefully chosen the products we offer in our cookie stores to compliment each other, fit into our presentation and appeal to the largest number of customers that walk by our stores. We try to take into account cultural and age differences of our customers in our product selection so that our stores will have the greatest chance of success in whatever community or business venue we do business.

     "The Cookie Store" concept works best in areas of high foot traffic. The majority of our sales are impulse purchases. Our customers are attracted to our stores by the visual presentation of the stores as well as the products and through their sense of smell by the constant attack on their olfactory senses with constant fresh-baked smells of freshly baked cookies.

     All of our locations are at present in shopping malls. Other venues we are exploring are airports, train stations, hospitals and health care complexes, Military bases, tourist attractions, amusement parks, and major office buildings. We feel that there are from 1500 to 2000 potential locations for our concept.

     In 1997 and 1998 the three dominate national cookie chains similar to ours were merged into one company. This opened up many opportunities for our company since we were no longer competing for space with three separate chains. In 1998, after receiving many opportunities to expand our cookie concept, we decided to divest ourselves of all other concepts. At the same time, we decided to expand through both company operations as well as franchising.

     We are still operating a candy store, a gourmet coffee store and a pretzel store. Of those three operations, only the coffee store is profitable. We are actively trying to sell these operations or are in negotiations with the landlords to close them. Generally, our cookie stores are profitable.

     In 1998 we formed American Family Cookie Stores, LLC to become the franchisor as well as the marketing vehicle for "The Cookie Store" concept. We have opened 7 new cookie stores since 1999. In addition, we have 5 franchised stores. We intend to repurchase one of the franchised stores early in 2002.

     In 1999 GB Partners was formed by Robert Gregory and Donald Gregory to develop and operate stores as franchises. GB Partners opened 3 stores in 1999 and operated as a franchise until 2001. In March of 2000 Don Gregory resigned from GB Partners to pursue other opportunities.

     In 1999 we sold the two remaining coffee stores but in July of 2000 we were forced to take back the stores. We had to pay some back rents and wrote off several thousand dollars worth of receivables. We closed one store in April. We are in negotiations with the landlord to close the other.

     Our plans for 2002 are to open a minimum of 10 company operated cookie stores and possibly one or two franchised stores. We will be hiring a CFO and a VP of Marketing as soon as our offering is complete. We also intend to add, during the year, at least two field operations managers as additional stores come on line. We also plan to increase our office staff, warehouse staff and delivery staff by one person.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, gross income (sales), cost of sales, gross profit and EBITDA for the Company and gross profit as a percentage of sales:

                        YEAR ENDED DECEMBER 31,    EIGHT MONTHS ENDED AUGUST 31,
                           2000          1999          2001            2000
                        ----------    ----------    -----------     ----------
                                                            (Unaudited)

Sales                   $2,536,163    $2,247,359    $ 1,605,486     $1,621,199

Cost of Sales            1,507,868     1,310,297        796,965        888,329
                        ----------    ----------    -----------     ----------

  Gross Profit          $1,028,295    $  937,062    $   808,521     $  732,870
                        ==========    ==========    ===========     ==========

Gross Profit %               40.55%        41.70%         50.36%         45.21%
                        ==========    ==========    ===========     ==========


EBITDA (1) CALCULATION

Net Income (Loss)       $   27,674    $   44,179    $    (1,099)    $   24,852

Interest, Net               73,683        56,297         45,805         41,367

Income Tax Expense
                             4,446         1,733             --             --

Depreciation and
  Amortization             104,812       108,991         86,003         58,670
                        ----------    ----------    -----------     ----------

    EBITDA              $  210,615    $  211,200    $   130,709     $  124,889
                        ==========    ==========    ===========     ==========

(1) Earnings before interest, income taxes, depreciation and amortization, EBITDA is presented to provide additional information about the company's ability to meet future debt service, capital expenditures and working capital requirements and is one of the measures which determines the company's ability to borrow money. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity.

The following table sets forth, for the periods indicated, certain statement of operations data and certain financial data expressed as a percentage of sales.

                                      YEAR ENDED              PERIOD ENDED
                                     DECEMBER 31,               AUGUST 31,
                                --------------------      --------------------
                                  2000         1999         2001         2000
                                -------      -------      -------      -------

Sales                            100.00%      100.00%      100.00%      100.00%

Cost of Sales                     59.45        58.30        49.64        54.79

Gross Profit                      40.55        41.70        50.36        45.21

Selling, General and
  Administrative Expenses         37.36        37.15        47.58        41.12

Income from Operations             3.19         4.55         2.78         4.09

Interest Expenses, Net             2.91         2.51         2.85         2.55

Management Fee Income               .98           --           --           --

Income (Loss) Before Taxes         1.26         2.04         (.07)        1.54

Taxes on Income                     .17          .08           --           --

Net Income (Loss)                  1.09         1.96         (.07)        1.54

  EBITDA (1)                       8.30
                                                9.40         8.14         7.70

Net Cash Provided  (Used) by
  Operating Activities             7.33         5.78          .01         (.17)

Net Cash Used by Investing
  Activities                      (8.10)       (9.15)       (8.63)        (.04)

Net Cash Provided by
  Financing Activities              .68         3.98         3.80         4.22


COMPARISON OF PERIODS

     At the end of 1999, we operated 11 retail cookie stores. Sales increased in 2000 as a result of adding two stores in 1999 and a net of two stores in 2000. In 2001, we added a net of one additional store, bringing the total to 14 cookie stores, plus 3 stores in other formats. The stores are located primarily in shopping malls through the southeastern United States.

     Sales at the individual stores range from a low of $130,000 to a high of $400,000. The average annual sales at our stores, on a system-wide basis, are as follows:

Year ended December 31, 1999          $211,000
Year ended December 31, 2000          $233,000
Eight months ended August 31, 2001    $220,000

     Gross profit percentages have ranged between 40.55% in 2000 to 50.36% in 2001. Based on cost of materials and labor, the company should average approximately 50% gross profit. In periods that the gross profit dropped below 50%, the company was also operating coffee shops, candy stores, etc., in addition to The Cookie Stores. These other lines, such as coffee and candy, have proved less profitable, and the company has been selling or closing these operations.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the company as of August 31, 2001 (i) on an historical basis and (ii) on a pro forma basis, as adjusted to give effect to the sale of a minimum of 600,000 shares and a maximum of 750,000 shares of the company's common stock. The table set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Result of Operations," the financial statements and notes thereto and other information included elsewhere in this prospectus.


                                                AS OF AUGUST 31, 2001
                                      -----------------------------------------
                                       ACTUAL      PRO FORMA       PRO FORMA
                                        (1)      600,000 SHARES  750,000 SHARES
                                      --------   --------------  --------------
Current portion of long-term debt     $124,654     $  124,654      $  124,654
                                      ========     ==========      ==========

Long-term debt, less current portion  $534,638     $  534,638      $  534,638

Stockholders' equity
  Common Stock - 50,000.000 shares
    of $.001 par value authorized;
    5,400,000 actual pro forma -
    6,000,000 and 6,150,000              5,400          6,000           6,150

  Preferred stock - 10,000,000 shares
    at $.001 par value authorized           --             --              --

Additional paid in capital             354,321      1,553,721       1,853,571
                                      --------     ----------      ----------

  Total capitalization                $894,359     $2,094,359      $2,394,359
                                      ========     ==========      ==========

(1) Actual assumes that the issuance of stock of American Family Cookies, Inc. to the principals of the entities comprising the Gregory Enterprises Group took place on August 31, 2001.

                                  OUR BUSINESS

     On January 9, 2002, Gregory Enterprises, Inc., a Tennessee corporation, American Family Cookie LLC, a Tennessee limited liability company, and GB Partners, a Tennessee partnership merged into American Family Cookies, Inc. In consideration for these mergers, the shareholders of Gregory Enterprises, Inc., the managing member of American Family Cookies LLC and the partner of GB Partners received an aggregate of 2,700,000 shares of our company's common stock.

     We are continuing the business of Gregory Enterprises, Inc. which commenced operations in 1980 and operated some of our stores along with GB Partners which commenced operations in 1999 and which operated certain of our other stores and American Family Cookie Stores, LLC which commenced operations in 1999 and provided publicity, promotion and consultation for franchisees of retail cookie stores.

     Our principal activities consist of the production of baked goods, namely, various varieties of cookies, which we sell in our stores in leased premises in shopping centers. These shopping centers are located primarily in the Southeastern United States. We also sell certain ancillary products in our stores, such as beverages and candies. We operate principally through stores branded "The Cookie Store." A few of our locations operate under the name "Pretzel Twister," "Tennessee Coffee Mill," or "Sweet & Nutty." Generally speaking, operations at these locations are similar in scope to "The Cookie Store" locations.

     It is our intent to add the capability of taking orders for our products electronically, over the Internet, and shipping the products ordered. These new services will, in part, be funded by the capital that we are raising in this offering.

     The area of business in which we compete is highly competitive, not only with respect to other businesses that sell cookies through stores (the most prominent example being Mrs. Fields'), but with respect as well to other businesses that sell prepared foods. This competition extends not only to pricing and sales, but also to favorable locations for our stores. Our competitive position is based on our ability to locate our operations in shopping centers where we can keep our prices low with easy access to our cookies, combined with attractive, eye-catching locations. The average purchase per customer at our stores is $2.50, which makes our products and services affordable to most consumers, thus allowing for impulse purchases.

     Our business is not seasonal, as such, though our experience has shown that sales tend to peak during high-traffic times in shopping centers, particularly during the Christmas holiday shopping season, as well as certain other holiday periods throughout the year.

     We bake our cookies on-site, using our principal raw material, varieties of cookie dough, which we purchase from Readi-Bake Corp., a division of Country Home Bakers headquartered in Shelton, Connecticut, with plants in California and Georgia. We have arrangements with various food distributors to store and deliver our frozen products. Our beverages, such as coffee and carbonated beverages, are purchased from a variety of suppliers. Products bearing our logo, such as cups or bags, are supplied by Wincup Corp., of Phoenix, Arizona, and Stewart Sutherland, of Vicksburg, Michigan, and are delivered to our warehouses. Except for Readi Bake Corp., no one entity is a principal supplier to us. Generally speaking, our raw materials are widely available.

     We are not dependent on any major customers, as our customer base is drawn from individuals who visit the shopping centers we are located in.

     Generally speaking, our working capital needs are not great, as we get weekly deliveries of our supplies, thus requiring only a limited level of inventory. 95% of our sales are cash sales, the balance being credit-card charges, resulting in a low level of receivables. The bulk of our cash requirements are for build-outs and equipment related to our stores, particularly new stores.

     We are the owners of the trademark "The Cookie Store," which is registered with the United States Patent and Trademark Office. We are also the franchisor of 4 stores.

     There is some regulation of our operations, principally the requirement to meet various health and safety codes that are typical of restaurant and prepared food operations. Generally speaking, the health and safety regulations do not have a material impact on our cost of doing business.

     Governmental regulations relating to minimum wages have an indirect impact on our operations. Even though our pay scales are significantly above minimum wage, an increase in minimum wages would, in turn, push up our costs relating to wages. This is particularly true in light of the competition for a stable employee workforce in the prepared foods/restaurant industries. Higher wage costs, in turn, could have an impact on the cost to consumers of our products, which could have a negative impact on sales, particularly given the impulse-purchase nature of our products.

     To date, and in the last two fiscal years, we have not spent any money on research and development activities. Part of the proceeds of this offering will be used to construct a commissary, which will be used not only for the training of personnel, but also for research and development with respect to recipes for baked goods.

EMPLOYEES

     As of September 30, 2001, we had 24 full time employees and approximately 75 part time employees. Our employment tends to remain at constant levels throughout the year. Generally speaking, 7 of our employees are full-time "back office" personnel, with 90-100 employees, including all of our part-time employees, staffing our stores.

DESCRIPTION OF PROPERTY

     We do not own any real estate. Our corporate headquarters/warehouse are located at 112 Wheeler Street, LaVergne, TN, which is a 10,000 square foot leased facility, leased pursuant to a lease that expires in September, 2006 at an annual rental of approximately $35,000.

     The following table presents information with respect to our store locations. All of these stores are in leased locations.

-------------------------------- --------------- ------------ ------------------
                         Store    Annual Rent/    Lease
Store Name/Location      Number   Charges         Expiration   Notes
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        03       $56,100         12/13/2007   Rent/Charges
Metrocenter Mall,                                              include utilities
Jackson, MS
-------------------------------- --------------- ------------ ------------------
Pretzel Twister,         04       $39,900         12/31/2003   Rent/Charges
Metrocenter Mall,                                              include utilities
Jackson, MS
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        05       $24,600         12/31/2005
Leigh Mall,
Columbus, MS
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        06       $53,300         4/30/2006   Lease has two
Rivergate Mall,                                               year option
Nashville, TN
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        07       $28,000         9/30/2010
Ft. Henry Mall,
Kingsport, TN
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        08       $56,000         5/31/2011    Opened
Bellevue Center Mall,                                          June 1, 2001
Nashville, TN
-------------------------------- --------------- ------------ ------------------
Sweet and Nutty,         09       $30,500         9/30/2006    Rent/Charges
University Mall,                                               include utilities
Tuscaloosa, AL
-------------------------------- --------------- ------------ ------------------
Tennessee Coffee Mill,   12       $24,800         1/31/2004    Rent/Charges
Greenwood Mall,                                                include utilities
Bowling Green, KY
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        13       $29,900         1/31/2006    Rent/Charges
Greenwood Mall,                                                include utilities
Bowling Green, KY
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        20       $22,700         6/30/2007
Stones River Mall,
Murfreesboro, TN
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        52       $21,800         3/31/2003
100 Oaks Mall,
Nashville, TN
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        53       $23,000         9/30/2009
Towne Mall,
Elizabethtown, KY
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        54       $19,100         10/30/2004
Shady Brook Mall,
Columbia, TN
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        10       $36,000         6/30/2009    Opened
Charleston Town Center,                                        August 1, 2001
Charleston, WV
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        --       $55,000         1/31/2009    Franchised store,
Hickory Hollow Mall,                                           we are liable on
Nashville, TN                                                  lease;
                                                               Rent/Charges
                                                               include utilities
-------------------------------- --------------- ------------ ------------------
The Cookie Store,        --       $36,500         10/31/2007   Franchised store,
Bonita Lakes Mall,                                             we are liable on
Meridian, MS                                                   lease;
                                                               Rent/Charges
                                                               include utilities
-------------------------------- --------------- ------------ ------------------

-------------------------------- --------------- ------------ ------------------
The Cookie Store,        --       $23,100         9/30/2004    Franchised store,
Pemberton Square Mall,                                         we are liable on
Vicksburg, MS                                                  lease;
                                                               Rent/Charges
                                                               include utilities
-------------------------------- --------------- ------------ ------------------
The Cookie Store         --       $42,000         12/01/2011   Franchised store,
Northpark Mall                                                 we are liable on
Franchised store,                                              lease;
Ridgeland, MS                                                  Rent/Charges
                                                               include utilities
-------------------------------- --------------- ------------ ------------------

     In addition, there is another "Cookie Store" location in the Colonial Mall at Glynn Place, in Brunswick, Georgia, which is operated by a franchisee. We are not liable on the lease for such location.


                                   MANAGEMENT

The names and ages of the directors and executive officers of the company are set forth below.

     NAME                    AGE                    TITLE

     Robert R. Gregory Jr.    55    President, Chief Executive Officer, Director
     Donald Gregory           51    Vice President, Secretary, Director
     Ian Bauer                33    Director
     William B. Raines, Jr.   55    Director
     Gary Slattery            58    Director


     All of our directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, our bylaws provide for a minimum of one and no more than nine. We currently have five (5) directors. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. Robert R. Gregory Jr. and Donald Gregory are brothers. There are no other family relationships among any officers or directors.

     ROBERT R. GREGORY, JR. received a BS in Business Administration from Youngstown State University in 1977. In 1980, in order to take over a failing cookie store in Florence, Alabama, Mr. Gregory founded Gregory Enterprises, Inc., one of the 3 related entities that recently merged with our company. Mr. Gregory, in 1982, was Executive Vice President of the Peanut Shack chain of stores and was instrumental in expanding that operation to 250 stores by 1985, when he left them to devote his full attention to his retail cookie business. Mr. Gregory has over 20 years of experience in developing, operating, or overseeing multi-unit operations.

     DONALD J. GREGORY received a Bachelor of Arts degree from Ohio University in 1973 and thereafter worked as an account executive and sales manager in the medical supply business. Since 1984 he has been employed as a vice-president of Gregory Enterprises, Inc. and was a partner of GB Partners LLC, both of which entities recently merged with our company. During this period of time, he was also a partner in DJG Enterprises. His experience involves the 0development, building and operation of various food service concepts either as single unit operations and multi unit chains.

     IAN BAUER received a Bachelor's degree in Business Administration from Boston University in 1990 at which time he became a sales manager for Battery Beer Distributors, a beverage distribution company, where he was employed until the sale of that company in 1994. He then began devoting his efforts towards building his wife's private nutrition practice which is now the largest privately owned nutrition center in New York City. In 1995 he became a dealer for Dippin' Dots Ice Cream in New York where sales venues included malls, stadiums, arenas, catering facilities, fund-raisers and schools. In January 2000 he was one of the founders of Frosty Bites Distribution LLC., an ice cream distributor, where he is a partner and responsible for distributor relations and sales.

     WILLIAM B. RAINES, JR. received a BS in Engineering from the United States Military Academy at West Point, New York in 1968. Mr. Raines, since 1984, has been the President of The Raines Group, Inc., a property management and development company. Mr. Raines is also a retired Major General in the United States Army.

     GARY SLATTERY received a BA in Literature from New York University in 1978, and a MA in Philosophy and Linguistics from New York University in 1981. Until 1992, Mr. Slattery was the president of a holding company that made acquisitions of services companies. After selling his company in 1992, Mr. Slattery has been a franchise consultant, and has been involved with entities providing information technology services to governmental entities, most recently (since
1999) as the Senior Vice President of New Century Technology, Inc. of Nashville, Tennessee.

     Directors are entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors but do not receive compensation for services that they have provided as directors. There is no compensation committee and no compensation policies have been adopted. We may elect to pay non-cash consideration in the form of options to directors in the future. In the future, we may elect a cash payment as well as non-cash consideration.

     It is also our intention, at the conclusion of this offering, to engage the services of a full-time chief financial officer, and a full-time vice president in charge of marketing and development.

EXECUTIVE COMPENSATION

     The following table sets forth for each of the last three fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 the remuneration paid by us to its Chief Executive Officer; no other officers received compensation during these periods:

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

                         FISCAL YEAR         SALARY($)         BONUS($)
                         -----------         ---------         --------

Robert Gregory, Jr.         2000              88,500             -0-
President                   1999              76,000             -0-
                            1998              68,000             -0-

     We have never granted any stock options to any of our executive officers.

     In addition to the compensation set forth above, Robert Gregory, Jr. is provided with a company car (for which we pay the fuel and maintenance charges, all charges coming to $850 a month in the aggregate), is provided with payments on two vehicles used by his family ($650.00 a month, in the aggregate), is provided with medical insurance for which we pay 100% of the premiums, is provided with life insurance of a value of $500,000 for which we are the beneficiary ($5,500 a year in premiums), and $350,000 for which an irrevocable trust to the benefit of the children of Robert Gregory, Jr. is a beneficiary ($3,400 a year in premiums), as well as four season tickets to the Tennessee Titans National Football League team ($3,200 a year, in the aggregate).

     During the last three fiscal years, our executive officers did not receive any bonuses nor have they been granted any options, restricted stock awards, or long-term incentive payments during the three years discussed above.

EMPLOYMENT AGREEMENTS

     As of December 31, 2001, we do not have any employment agreements with any of our employees. We expect however to enter into an employment agreement with Robert Gregory, Jr., shortly after the conclusion of this offering.

STOCK OPTION PLANS AND AGREEMENTS

     Incentive Option Plan: In December 2001, our Directors adopted and our stockholders approved the adoption of American Family Cookies 2001 Incentive Stock Option Plan ("Incentive Option Plan"). The purpose of the Incentive Option Plan is to enable us to encourage key employees and Directors to contribute to our success by granting such employees and Directors incentive stock options ("ISOs").

     The Incentive Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors ("Committee") which will determine, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or a combination thereof, and the number of shares to be subject to such options.

     The Incentive Option Plan provides for the granting of ISOs to purchase common stock at an exercise price to be determined by the Board or the Committee no less than the fair market value of the common stock on the date the option is granted.

     The total number of shares with respect to which options may be granted under the Incentive Option Plan is 600,000 shares of common stock. ISOs may not be granted to an individual to the extent that in the calendar year in which such ISOs first became exercisable, the shares subject to such ISOs have a fair market value on the date of grant in excess of $100,000. No option may be granted under the Incentive Option Plan after January 2011 and no option may be outstanding for more than ten years after its grant. Additionally, no option can be granted for more than five (5) years to a stockholder owing 10% or more of our outstanding common stock and such options must have an exercise price of not less than 110% of the fair market value on the date of grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of common stock, or in a combination of both. We may lend to the holder of an option, funds sufficient to pay the exercise price, subject to certain limitations.

     The Incentive Option Plan may be terminated or amended at any time by the Board of directors, except that, without stockholder approval, the Incentive Option Plan may not be amended to increase the number of shares subject to the Incentive Option Plan, change the class of persons eligible to receive options under the Incentive Option Plan or materially increase the benefits of participants.

     There have been no stock option transactions since the adoption of the Incentive Option Plan.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The table below sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by (i) each person known by us be the beneficial owner of more than 5% of our common stock,
(ii) each of our executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.




                                                          Percentage of
                              Shares Beneficially      Shares Beneficially
                            Owned Prior to Offering            Owned

Robert R. Gregory (1)                2,250,000                 41.6%
Ian Bauer (2)                          800,000                 14.8%
Edmund Abramson (3)                    800,000                 14.8%
Victor Bauer (4)                       300,000                  5.6%
Donald Gregory (1)                          --
William B. Raines, Jr (1)                   --
Gary Slattery (1)                           --
All officers and
Directors as a
Group (5 Persons)                    3,050,000                 56.5%

(1) The address of Robert Gregory, Donald Gregory, William B. Raines Jr. and Gary Slattery is c/o American Family Cookies, Inc.: 112 Wheeler Street, LaVergne, TN 37086. Mr. Gregory's shares include 200,000 shares transferred to his wife, all of which shares Mr. Gregory may be deemed to be the beneficial owner of. Mr. Gregory has indicated to us that he may be making transfers of stock to family members, and Messrs. Raines and Slattery in the near future; such transfers have not, as yet, taken place, and are not expected to have an inpact on his control of us.

(2) The address of Ian Bauer is 250 West 57th Street, New York, New York 10107. Mr. Bauer, subject to the terms of his agreements with the company, has transferred an aggregate of 550,000 of his shares to his wife Joy Bauer
(250,000 shares) and 100,000 shares to each of his three children, all of which shares, Mr. Bauer may be deemed to be the beneficial owner thereof. Ian Bauer is the son of Victor Bauer.

(3) The address of Edmund Abramson is 250 West 57th Street, New York, New York 10107.

(4) The address of Victor Bauer is 250 West 57th Street, New York, New York 10107. Victor Bauer, subject to the terms of his agreements with the Company, transferred 150,000 of this shares to his wife, Carol Bauer, all of which shares he may be deemed to be the beneficial owner of. Victor Bauer is the father of Ian Bauer.

     In the event the minimum shares are not sold and this offering is terminated, the pre-merger shareholders of the Company have agreed to surrender their shares to the Company's treasury.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     To the best of management's knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions to which we were or are to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

     We have certain financial relationships with our principal shareholders, executive officers, and their families, as follows:

     Robert R. Gregory, Jr. and Donald Gregory are brothers. We are indebted to Betty Gregory, the mother of Robert Gregory in the amount of $25,000 evidenced by a 9% note with a maturity in 2005 and to Robert Gregory, Jr. in the amount of $30,000 evidenced by a $30,000 8% note with a 2005 maturity.

     We are the also obligor on two notes that are serviced by Coastal Partners, a franchisee of ours that is half-owned by Robert Gregory, Jr. As of April 30, 2001, the approximate aggregate principal balance of these notes was $85,850.

     Ian Bauer, a principal shareholder and director of the Company, is also a member of Frosty Bites Distributors LLC, a company from which our company purchases the Frosty Bites line of ice creams. In October 2000 we opened our first store where we co-branded our name with the Frosty Bites name and thereafter opened three additional co-branded stores. We also plan, in the future, to retrofit 9 additional stores to enable us to carry the Frosty Bites line of products. Through November 2001, we have purchased approximately $17,000 of product from Frosty Bites. Edmund Abramson and Victor Bauer, principal shareholders of our company are also members of Frosty Bites Distributors LLC.

     Prior to the merger, the original shareholders of the company agreed to surrender their shares of common stock to the company's treasury in the event the minimum shares are not sold prior to the expiration date of the offering. This agreement is binding on the transferees of any of those original shareholders.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     The personal liability of our directors is, pursuant to our certificate of incorporation, eliminated to the fullest extent permitted by the Delaware General Corporation Law. We have undertaken, in our certificate of incorporation, to indemnify to the fullest extent permitted by the Delaware General Corporation Law, any and all persons we have the authority to indemnify.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                            DESCRIPTION OF SECURITIES

     The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation, as amended and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

COMMON STOCK

     We are authorized to issue up to 50,000,000 shares of common stock $.001 par value per share of which 5,400,000 shares were issued and outstanding as of January 9, 2002. Our certificate of incorporation authorizes the issuance of 10,000,000 shares of "blank check" preferred stock, $.001 par value per share.

     Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally, on a per share basis, in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any our senior securities, including preferred stock, if any, our assets will be divided pro rata, on a per share basis, among the holders of the shares of our common stock. Our common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

     All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

PREFERRED STOCK

     None of the 10,000,000 "blank check" preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

DELAWARE ANTI-TAKEOVER LAW PROVISIONS

     As a Delaware corporation, we may become subject to Section 203 of the General Corporation Law in the event we become listed on Nasdaq and/or have over 2,000 shareholders. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval by majority of the board of directors who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain transaction could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in payment of a premium over market price or changes in control or management of American Family Cookies.

LIMITATION ON LIABILITY OF DIRECTORS

     Our certificate of incorporation provides that a director of American Family Cookies will not be personally liable to the company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the company (i) for breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit, or (v) for breaches of a director's responsibilities under Federal Security Law.

DIVIDEND POLICY

     We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on or common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance the growth of American Family Cookies, Inc.

SHARES ELIGIBLE FOR FUTURE RESALE

     As of January 9, 2002 we had an aggregate of 5,400,000 shares of our common stock issued and outstanding, all of which are "restricted securities," which may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is grater, during any three-month period. (Persons who are not our affiliates and who have held their restricted securities for at least two years, are not subject to the volume or transaction limitations). The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer, 77 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of American Family Cookies, Inc. absent a finding of negligence or misconduct in the performance of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling American Family Cookies pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                              PLAN OF DISTRIBUTION

ESCROW OF OFFERING FUNDS

     600,000 shares will be offered on a "best efforts, all or none" basis with the balance, 150,000 shares, being offered on a "best efforts" basis. If 600,000 shares are not sold within 90 days from the date hereof, all monies received will be refunded to subscribers in full without interest thereon (unless the offering is extended for an additional 30 days). Each subscriber will receive from American Family Cookies confirmation of this subscription to purchase shares of common stock with instructions to forward their funds to Citibank. All proceeds raised in this offering will be deposited by noon of the next business day following receipt, in an escrow account maintained at Citibank, N.A. All subscriber checks will be made payable to "Citibank as escrow agent for American Family Cookies, Inc." During the period of escrow, subscribers will not be entitled to a refund of their subscription. If at the end of the offering period, 400,000 shares have been sold, all funds in he escrow account will be released to American Family Cookies.

     We are making the offering through our officers and directors who will not be compensated for offering the shares. We will, however, reimburse such officers and directors for all expenses incurred by them in connection with the offering. The shares may also be offered by broker-dealers who are members of the National Association of Securities Dealers Inc. We may, in our discretion, pay commissions of up to 10% of the offering price to participating broker-dealers.

     Currently, we do not have any sales arrangements with a participating broker-dealer for the sale of our shares. If we enter into such arrangements, we will file a post effective amendment to disclose any such arrangement and the broker-dealer participating in the offering would be named in the prospectus that is part of the registration statement. Prior to the broker-dealer participating in the offering, it would obtain a "no-objection" position on the terms of the underwriting compensation form the National Association of Securities Dealers' Corporate Finance Department.

RESTRICTIONS ON RESALE

     Certain restrictions are applicable to 2,700,000 shares of our common stock issued to the shareholders of the Company prior to its merger with the operating companies. These shareholders have agreed not to sell their shares for a period of one year from the closing date of the merger.

DETERMINATION OF OFFERING PRICE

     In the absence of a public trading market for our common stock, the offering price herein was based on an assessment of market conditions for our common stock, and the perceived value of our common stock upon completion of the transaction.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for American Family Cookies, Inc. by Bondy & Schloss, LLP, New York, New York.

     We are not involved in any material pending legal proceedings as of the date of this prospectus, nor are there any material legal proceedings threatened against us, to our knowledge.


                                     EXPERTS

     Our financial statements included in this prospectus and elsewhere in the registration statement have been audited by Henderson, Hutcherson & McCullough, PLLC, independent certified public accountants to the extent and for the periods indicated in their reports.


                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement of Form SB-2 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to American Family Cookies and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. After the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith will be required to file annual, quarterly and special reports, proxy statement and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commissions' principal office n Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov. We intend to furnish holders of our common stock with annual reports containing financial statements audited by independent accountants beginning with the fiscal year ending December 31, 2002.

     Your should rely only on the information contained in this prospects. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to seel these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            GREGORY ENTERPRISES GROUP

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

                           GREGORY ENTERPRISES GROUP

                                     INDEX


      ------------------------------------------------------------------




                                                                    PAGE
                                                                    ----


      INDEPENDENT AUDITOR'S REPORT                                     1
      ----------------------------


      COMBINED BALANCE SHEET                                         2-3
      ----------------------


      COMBINED STATEMENTS OF INCOME                                    4
      ------------------------------


      COMBINED STATEMENTS OF EQUITY                                    5
      -----------------------------


      COMBINED STATEMENTS OF CASH FLOWS                                6
      ---------------------------------


      NOTES TO THE COMBINED FINANCIAL STATEMENTS                    7-14
      ------------------------------------------


      COMBINING INFORMATION


           COMBINING BALANCE SHEET                                 15-16
           -----------------------


           COMBINING STATEMENT OF INCOME                           17-18
           -----------------------------


          COMBINING STATEMENT OF CASH FLOWS                        19-20
          ---------------------------------

              [Henderson Hutcherson & McCullough, PLLC Letterhead]

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Gregory Enterprises Group

We have audited the accompanying combined balance sheet of the Gregory Enterprises Group ("the Company") as of December 31, 2000, and the related combined statements of income, equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Gregory Enterprises Group as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the combined financial statements taken as a whole. The combining information is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The combining information has been subjected to the auditing procedures applied in the audit of the combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the combined financial statements taken as a whole.

Chattanooga, Tennessee
October 1, 2001

                                           /s/ Henderson Hutcherson
                                               & McCullough, PLLC

                           GREGORY ENTERPRISES GROUP

                            COMBINED BALANCE SHEET

--------------------------------------------------------------------------------

                                    ASSETS
                                    ------

                                                December 31,         August 31,
                                                    2000               2001
                                                 ----------         ----------
                                                                    (Unaudited)
CURRENT ASSETS
  Cash in bank                                   $   67,211         $       --
  Accounts receivable                                67,968             31,536
  Accounts receivable - other                         1,010              1,010
  Inventory                                         101,388            132,699
                                                 ----------         ----------

    Total current assets                            237,577            165,245
                                                 ----------         ----------

EQUIPMENT AND LEASEHOLD IMPROVEMENTS
  Equipment and improvements                      2,051,504          2,189,360
  Accumulated depreciation                       (1,089,869)        (1,174,103)
                                                 ----------         ----------

  Cost less accumulated depreciation                961,635          1,015,257
                                                 ----------         ----------

OTHER ASSETS
  Deposits                                           22,775             22,775
                                                 ----------         ----------

    Total other assets                               22,775             22,775
                                                 ----------         ----------

TOTAL ASSETS                                     $1,221,987         $1,203,277
                                                 ==========         ==========


The accompanying notes are an integral part of the financial statements.

                           GREGORY ENTERPRISES GROUP

                                 BALANCE SHEET

--------------------------------------------------------------------------------

                            LIABILITIES AND EQUITY

                                                December 31,         August 31,
                                                    2000               2001
                                                 ----------         ----------
                                                                    (Unaudited)
CURRENT LIABILITIES
  Bank overdraft                                 $       --         $   10,250
  Accounts payable                                  121,917             67,478
  Notes payable - short-term                         39,000             71,000
  Current portion, long-term debt                   118,982            124,654
  Notes payable - stockholder                        10,000             20,075
  Accrued expenses                                   45,376             15,461
  Accrued income tax                                  4,446                 --
                                                 ----------         ----------

    Total current liabilities                       339,721            308,918
                                                 ----------         ----------

LONG-TERM LIABILITIES
  Notes payable                                     521,446            534,638
                                                 ----------         ----------

EQUITY
  Members' equity                                     6,756                 --
  Partners' capital                                 (65,356)                --
  Common stock 10,000 shares authorized,
    3,636 shares issued at $2 par                     7,272              7,272
  Treasury stock, 1,676 shares at cost              (11,272)           (11,272)
  Additional paid-in capital                         20,000             20,000
  Retained earnings                                 403,420            343,721
                                                 ----------         ----------

    Total equity                                    360,820            359,721
                                                 ----------         ----------


TOTAL LIABILITIES AND EQUITY                     $1,221,987         $1,203,277
                                                 ==========         ==========

The accompanying notes are an integral part of the financial statements.

                           GREGORY ENTERPRISES GROUP

                         COMBINED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

                                      Year Ended          Eight Months Ended
                                     December 31,             August 31,
                              -----------------------   -----------------------
                                 2000         1999         2001         2000
                              ----------   ----------   ----------   ----------

                                                        (Unaudited)  (Unaudited)

INCOME                        $2,536,163   $2,247,359   $1,605,486   $1,621,199

COST OF SALES                  1,507,868    1,310,297      796,965      888,329
                              ----------   ----------   ----------   ----------

    Gross profit               1,028,295      937,062      808,521      732,870

SELLING, GENERAL
  AND ADMINISTRATIVE EXPENSES    947,492      834,853      763,815      666,651
                              ----------   ----------   ----------   ----------

    Income from operations        80,803      102,209       44,706       66,219

OTHER INCOME (EXPENSE)
  Interest expense               (73,803)     (56,297)     (45,805)     (41,367)
  Interest income                    120           --           --           --
  Management fees                 25,000           --           --           --
                              ----------   ----------   ----------   ----------

TOTAL OTHER INCOME (EXPENSE)     (48,683)     (56,297)     (45,805)     (41,367)
                              ----------   ----------   ----------   ----------

  Income (loss) before taxes
    on income                     32,120       45,912       (1,099)      24,852

TAXES ON INCOME                    4,446        1,733           --           --
                              ----------   ----------   ----------   ----------


NET INCOME (LOSS)             $   27,674   $   44,179   $   (1,099)  $   24,852
                              ==========   ==========   ==========   ==========


The accompanying notes are an integral part of the financial statements.

                           GREGORY ENTERPRISE GROUP

                        COMBINED STATEMENTS OF EQUITY
--------------------------------------------------------------------------------

                                          American
                                           Family
                                           Cookie                                                                         Combined
                                        Stores, LLC  GB Partners              Gregory Enterprises, Inc.                     Total
                                           -------      --------      ----------------------------------------------      ---------
                                          Members'     Partners'      Common     Treasury      Paid-in     Retained
                                           Equity       Equity         Stock      Stock        Capital     Earnings
                                           -------      --------      ------     --------      -------     ---------      ---------
BALANCE - DECEMBER 31, 1998                $    --      $     --      $7,272     $(11,272)     $20,000     $ 350,814      $ 366,814

  Net income                                   902        10,079          --           --           --        33,198         44,179
  Withdrawals                                   --       (22,000)         --           --           --            --        (22,000)
  Contributions                              1,010            --          --           --           --            --          1,010
                                           -------      --------      ------     --------      -------     ---------      ---------

BALANCE - DECEMBER 31, 1999                  1,912       (11,921)      7,272      (11,272)      20,000       384,012        390,003

  Net income                                 6,344         1,922          --           --           --        19,408         27,674
  Withdrawals                               (1,500)      (55,357)         --           --           --            --        (56,857)
                                           -------      --------      ------     --------      -------     ---------      ---------

BALANCE - DECEMBER 31, 2000                  6,756       (65,356)      7,272      (11,272)      20,000       403,420        360,820

  Net loss                                      --            --          --           --           --        (1,099)        (1,099)
  Merger of American Family
  Cookie Stores, LLC and G B
  Partnership into Gregory
  Enterprises, Inc.                         (6,756)       65,356          --           --           --       (58,600)            --
                                           -------      --------      ------     --------      -------     ---------      ---------

BALANCE - AUGUST 31, 2001
  (UNAUDITED)                              $     0      $      0      $7,272     $(11,272)     $20,000     $ 343,721      $ 359,721
                                           =======      ========      ======     ========      =======     =========      =========


The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISES GROUP

                        COMBINED STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

                                         Year Ended          Eight Months Ended
                                        December 31,             August 31,
                                      2000        1999        2001        2000
                                    --------    --------    --------    -------
                                                         (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income  (loss)                $ 27,674    $ 44,179    $ (1,099)   $24,852
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Depreciation                   104,812     108,991      86,003     58,670
  (Increase) decrease in:
    Accounts receivable              (78,012)    (34,197)      6,829     (7,629)
    Inventory                         (7,989)     45,207     (31,311)   (50,500)
    Notes receivable                  52,749     (54,426)         --         --
    Deposits                         (17,500)     (2,000)         --    (17,500)
  Increase (decrease) in:
    Accounts payable                  88,930      12,753     (25,846)   (23,648)
    Accrued expenses                  12,450       5,704     (25,475)    14,685
    Accrued income tax                 2,713       1,733      (8,886)    (1,733)
                                    --------    --------    --------    -------
    Net cash provided (used) by
      operating activities           185,827     129,944         215     (2,803)
                                    --------    --------    --------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Equipment purchases, net          (205,368)   (205,563)   (138,616)   (57,960)
                                    --------    --------    --------    -------
    Net cash used by
      investing activities          (205,368)   (205,563)   (138,616)   (57,960)
                                    --------    --------    --------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease):
   Short-term notes                   15,909      33,338      65,673     60,309
   Long-term notes                    58,307      78,102      (4,733)    43,137
   Members' draw                     (56,858)    (22,000)         --    (35,000)
                                    --------    --------    --------    -------
     Net cash provided by
       financing activities           17,358      89,440      60,940     68,446
                                                --------    --------    -------

NET INCREASE (DECREASE) IN CASH       (2,183)     13,822     (77,461)     7,683
  Cash - beginning of period          69,394      55,572      67,211     69,394
                                    --------    --------    --------    -------

  Cash - end of period              $ 67,211    $ 69,394    $(10,250)   $77,077
                                    ========    ========    ========    =======

SUPPLEMENTAL DISCLOSURES
  Interest paid                     $ 73,803    $ 56,297    $ 45,805    $41,367
                                    ========    ========    ========    =======


The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISES GROUP

                          NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATED TO THE EIGHT MONTHS ENDED AUGUST 31, 2000 AND
                  SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
 ------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of Gregory Enterprises Group is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     DESCRIPTION OF BUSINESS

     The Gregory Enterprises Group (the Company) consists of the following commonly-controlled enterprises:

     American Family Cookie Stores,  LLC, a Tennessee  Limited Liability Company
     which  commenced   operations  in  1999,  provides  publicity,   promotion,
     consultation and franchises of cookie stores.

     GB Partners, a Tennessee partnership which commenced operations in 1999, operates cookie stores, primarily in retail malls. GB Partners operated as a partnership through December 31, 2000. A fifty percent (50%) partner withdrew effective January 1, 2001. Accordingly, the entity now operates as a sole proprietorship. The withdrawing partner took no partnership assets nor assumed any partnership liabilities when he withdrew.

     Gregory  Enterprises,   Inc.,  a  Tennessee   corporation  which  commenced
     operations in 1980, sells food and candies primarily in retail stores.

     Subsequent to December 31, 2000, the company merged the operations of the above entities into Gregory Enterprises, Inc.

     INVENTORIES

     Inventories are stated at the lower of cost or market value, with cost being determined on the first-in, first-out method.

     DEPRECIATION

     Equipment and leasehold improvements are carried at cost and depreciation is provided by the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred.

      (Continued)

                            GREGORY ENTERPRISES GROUP

                          NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATED TO THE EIGHT MONTHS ENDED AUGUST 31, 2000 AND
                  SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     INCOME TAXES

     American Family Cookie Stores, LLC and GB Partners are treated as partnerships for federal income tax purposes. Therefore, all income is passed through to the partners based on percentage of ownership. GB Partners became a sole proprietorship effective January 1, 2001.

     Gregory Enterprises, Inc. has elected to be treated as a C corporation under Internal Revenue Code and Tennessee provisions. Under these provisions, the Company is subject to federal and state taxes on its taxable income. Income taxes are provided for the tax effects of transactions reported in the financial statements.

     ADVERTISING

     The Company expenses advertising production costs as they are incurred and advertising communication costs the first time the advertising takes place.

     COMPENSATED ABSENCES

     Employees of the Company are entitled to paid vacations depending upon the length of service and other factors. Vacations are generally taken in the year earned. There are no accrued absences at year end.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            GREGORY ENTERPRISES GROUP

                          NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATED TO THE EIGHT MONTHS ENDED AUGUST 31, 2000 AND
                  SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
 ------------------------------------------------------------------------------

NOTE 2 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements at consist of the following:


                                                    December 31,     August 31,
                                                        2000            2001
                                                     ----------      ----------
                                                                     (Unaudited)

     Equipment and fixtures                          $1,077,442      $1,008,882
     Company vehicles                                    82,173          82,173
     Leasehold improvements                             891,889       1,098,305
                                                     ----------      ----------
                                                      2,051,504       2,189,360
     Less accumulated depreciation                    1,089,869       1,174,103
                                                     ----------      ----------
                                                     $  961,635      $1,015,257
                                                     ==========      ==========
NOTE 3 - NOTES PAYABLE

     Notes payable consist of the following:

                                                    December 31,     August 31,
                                                        2000            2001
                                                     ----------      ----------
                                                                     (Unaudited)
     SHORT-TERM DEBT

     Note payable - Capital Bank, line of
     credit - bearing interest at 9.75%,
     secured by equipment                            $   39,000      $   71,000
                                                     ----------      ----------
       Total short-term debt                         $   39,000      $   71,000
                                                     ==========      ==========

     LONG-TERM DEBT

     Note payable - Capital Bank, payable $1,910
     monthly, bearing interest at 9.75%, secured
     by equipment                                    $   35,827      $   24,937

     Note payable - Capital Bank, payable $1,169
     monthly, bearing interest at 9.75%, secured
     by equipment                                        71,536          32,584

     Note payable - Capital Bank and SBA, payable
     $956 monthly, bearing interest at 9.75%,
     secured by equipment                                39,562          66,078

      (Continued)

                            GREGORY ENTERPRISES GROUP

                          NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATED TO THE EIGHT MONTHS ENDED AUGUST 31, 2000 AND
                  SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 3 - NOTES PAYABLE (Continued)

                                                    December 31,     August 31,
                                                        2000            2001
                                                     ----------      ----------
                                                                     (Unaudited)
     Note payable - Nancy Davis, payable $697
     monthly, bearing interest at 9%, secured
     by equipment                                    $   15,232      $   11,061

     Note payable - Sweet & Nutty, payable
     $1,201 monthly, bearing interest at 5%,
     secured by equipment                                34,869          33,813

     Note payable - Capital Bank and SBA,
     payable $2,590 monthly, bearing interest at
     10.5%, secured by equipment                        137,895         124,944

     Note payable - Capital Bank, payable
     $851 monthly, bearing interest at bank's
     index plus 2, secured by equipment                  28,801          23,722

     Note payable - Bank of Tuscaloosa, payable
     $1,390 monthly, bearing variable interest
     rate, secured by equipment                          28,203          18,611

     Note payable - Betty Gregory, payable on
     demand, bearing interest at 9%, unsecured           83,355          83,024

     Note payable - Capital Bank, payable
     $2,083 monthly, bearing interest at 9%,
     secured by equipment                                    --          95,972

     Note payable - Capital Bank, payable
     $2,193 monthly, bearing variable interest
     rate, secured by equipment                          96,651          84,450

     Note payable - Capital Bank, payable $1,626
     monthly, bearing variable interest rate,
     secured by equipment                            $   68,497      $   60,096
                                                     ----------      ----------
         Total long-term debt                           640,428         659,292
     Less current maturities                            118,982         124,654
                                                     ----------      ----------
                                                     $  521,446      $  534,638
                                                     ==========      ==========

                            GREGORY ENTERPRISES GROUP

                          NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATED TO THE EIGHT MONTHS ENDED AUGUST 31, 2000 AND
                  SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
 ------------------------------------------------------------------------------


NOTE 3 - NOTES PAYABLE (Continued)

     Scheduled maturities of long-term debt are as follows:


                                                    December 31,     August 31,
                                                        2000            2001
                                                     ----------      ----------
YEAR ENDING                                            AMOUNT          AMOUNT
                                                     ----------      ----------
                                                                     (Unaudited)

           2001                                        $118,982        $124,654
           2002                                         109,680         127,242
           2003                                         110,145         129,354
           2004                                         112,608         133,620
           2005                                          80,825         103,808
      Thereafter                                        108,188          40,614
                                                        -------         -------

                                                       $640,428        $659,292
                                                        =======         =======

NOTE 4 - INCOME TAXES

     The provision for income taxes consist of the following:

                                   Year Ended           Eight Months Ended
                                  December 31,              August 31,
                              ------------------      ---------------------
                               2000        1999         2001         2000
                              ------      ------      --------      -------
                                                    (Unaudited)   (Unaudited)
     Current
       Federal                $3,425      $1,273      $     --      $    --
       State                   1,021         460            --           --
                              ------      ------      --------      -------
                               4,446       1,733            --           --
     Deferred
       Federal                    --          --            --           --
       State                      --          --            --           --
                              ------      ------      --------      -------

     Total provision for
       income taxes           $4,446      $1,733      $     --      $    --
                              ======      ======      ========      =======

     The company has not recorded an accrual for income taxes for the interim periods. Management is of the opinion that such an accrual would not be material to the financial statements.

                            GREGORY ENTERPRISES GROUP

                          NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATED TO THE EIGHT MONTHS ENDED AUGUST 31, 2000 AND
                  SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
 ------------------------------------------------------------------------------

NOTE 5 - CONTINGENCIES

     The Company is contingently liable as guarantor of leases for franchised stores as follows:

                                Annual Rent/       Lease
          Description             Charges       Expiration           Notes
          -----------             -------       ----------           -----

      The Cookie Store,           $55,000        1/31/2009     Rent/charges
      Hickory Hollow Mall,                                     include utilities
      Nashville, TN

      The Cookie Store,           $36,500        10/31/2007    Rent/charges
      Bonita Lakes Mall,                                       include utilities
      Meridian, MS

      The Cookie Store,           $23,100        9/30/2004     Rent/charges
      Pemberton Square                                         include utilities
      Mall, Vicksburg, MS

NOTE 6 - LEASE COMMITMENTS

     The following is a list of operating leases in effect:

                                 Annual Rent/      Lease
          Description              Charges      Expiration           Notes
          -----------              -------      ----------           -----

      The Cookie Store,            $56,100     12/31/2007      Rent/charges
      Metrocenter Mall,                                        include utilities
      Jackson, MS

      Pretzel Twister,             $39,900     12/31/2003      Rent/charges
      Metrocenter Mall,                                        include utilities
      Jackson, MS

      The Cookie Store,            $24,600     12/31/2005
      Leigh Mall,
      Columbus, MS

      The Cookie Store,            $53,300     4/30/2006       Lease has two
      Rivergate Mall,                                          year option
      Nashville, TN

                            GREGORY ENTERPRISES GROUP

                          NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATED TO THE EIGHT MONTHS ENDED AUGUST 31, 2000 AND
                  SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
 ------------------------------------------------------------------------------

NOTE 6 - LEASE COMMITMENTS (Continued)

                                 Annual Rent/      Lease
          Description              Charges      Expiration           Notes
          -----------              -------      ----------           -----

      The Cookie Store,            $28,000      9/30/2010
      Ft. Henry Mall,
      Kingsport, TN

      The Cookie Store,            $56,000      5/31/2011      Opened
      Bellevue Center Mall,                                    June 1, 2001
      Nashville, TN

      Sweet and Nutty,             $30,500      9/30/2006      Rent/charges
      University Mall,                                         include utilities
      Tuscaloosa, AL

      Tennessee Coffee Mill,       $24,800      1/31/2004      Rent/charges
      Greenwood Mall,                                          include utilities
      Bowling Green, KY

      The Cookie Store,            $29,900      1/31/2006      Rent/charges
      Greenwood Mall,                                          include utilities
      Bowling Green,KY

      The Cookie Store,            $22,700      6/30/2007
      Stones River Mall,
      Murfreesboro, TN

      The Cookie Store,            $21,800      3/31/2003
      100 Oaks Mall,
      Nashville, TN

      The Cookie Store,            $23,000      9/30/2009
      Towne Mall,
      Elizabethtown, KY

      The Cookie Store,            $19,100      10/30/2004
      Shady Brook Mall,
      Columbia, TN

                           GREGORY ENTERPRISES GROUP

                         NOTES TO FINANCIAL STATEMENTS

      (INFORMATION  RELATED  TO THE  EIGHT  MONTHS  ENDED  AUGUST  31,  2000 AND
                SUBSEQUENT TO DECEMBER 31, 2000 IS UNAUDITED)
------------------------------------------------------------------------------

NOTE 6 - LEASE COMMITMENTS (Continued)
------   -----------------

                                 Annual Rent/      Lease
          Description              Charges      Expiration           Notes
          -----------              -------      ----------           -----

     Office & Warehouse            $34,800      9/30/2006      Rent increases
     112 Wheeler St.                                           $1,200 per year
     LaVergne, TN                                              in 2002 and 2004

     Rent expense totaled $398,354 and $366,847 for the years ended December 31, 2000 and 1999, respectively, and $292,190 and $255,806 for the eight months ended August 31, 2001 and 2000.

     Future minimum lease commitments are summarized as follows:

     Year ended December 31,
          2001                                       $  441,167
          2002                                          465,700
          2003                                          449,350
          2004                                          379,283
          2005                                          361,300
     Subsequent years                                   739,967
                                                      ---------
         Total                                       $2,836,767
                                                     ==========

NOTE 7 - RELATED PARTY TRANSACTIONS

     Gregory Enterprises Group has transactions with entities in which the sole owner has a 50% or more ownership interest. These transactions are summarized as follows:


                                                          2000        1999
                                                         -------     -------

      Sales to related parties                           $11,928     $11,892
      Royalty income                                     $18,218     $20,839

     The various transactions among the members of the Gregory Enterprises Group have been eliminated in the combined financial statements.

NOTE 8 - SUBSEQUENT EVENTS

     During  August,   2001,  the  Company  opened  an  additional  location  in
     Charleston, West Virginia. The Company has leased premises for an annual rental of $36,000. The lease expires June 30, 2009.

                            GREGORY ENTERPRISE GROUP

                             COMBINING BALANCE SHEET

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                                  ASSETS

                                     American Family                    Gregory
                                      Cookie Stores,                 Enterprises,
                                            LLC       GB Partners         Inc.            Total         Eliminations      Combined
                                     ---------------  -----------    ------------      -----------      ------------     ----------
CURRENT ASSETS

  Cash in bank                           $ 11,723      $   2,573      $    52,915      $    67,211      $                $   67,211
  Accounts receivable                      33,373             --           84,595          117,968          (50,000)         67,968
  Accounts receivable - other               1,010             --               --            1,010                            1,010
  Inventory                                42,869          9,297           49,222          101,388                          101,388
                                         --------      ---------      -----------      -----------      -----------      ----------

    Total current assets                   88,975         11,870          186,732          287,577          (50,000)        237,577
                                         --------      ---------      -----------      -----------      -----------      ----------

EQUIPMENT AND LEASEHOLD
 IMPROVEMENTS
  Equipment and improvements               28,480        176,828        1,846,196        2,051,504                        2,051,504
  Accumulated depreciation                (21,994)       (60,953)      (1,006,922)      (1,089,869)                      (1,089,869)
                                         --------      ---------      -----------      -----------                      -----------

    Cost less accumulated
     depreciation                           6,486        115,875          839,274          961,635                          961,635
                                         --------      ---------      -----------      -----------                      -----------

OTHER ASSETS
  Deposit                                      --             --           22,775           22,775                           22,775
                                         --------      ---------      -----------      -----------                      -----------

    Total other assets                         --             --           22,775           22,775                           22,775
                                         --------      ---------      -----------      -----------      -----------     -----------

TOTAL ASSETS                             $ 95,461      $ 127,745      $ 1,048,781      $ 1,271,987      $   (50,000)     $1,221,987
                                         ========      =========      ===========      ===========      ===========      ==========

The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISE GROUP

                             COMBINING BALANCE SHEET

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                     LIABILITIES AND EQUITY
                                      American Family                    Gregory
                                       Cookie Stores,                 Enterprises,
                                             LLC       GB Partners         Inc.            Total         Eliminations      Combined
                                      ---------------  -----------    ------------      -----------      ------------     ----------
CURRENT LIABILITIES
  Accounts payable                        $47,450       $  39,538      $    84,929      $   171,917      $  50,000        $  121,917
  Notes payable - short-term               39,000              --               --           39,000                           39,000
  Current portion, long-term debt              --          48,439           70,543          118,982                          118,982
  Notes payable - stockholder                  --              --           10,000           10,000                           10,000
  Accrued expenses                          2,255           6,638           36,483           45,376                           45,376
  Accrued income tax                           --              --            4,446            4,446                            4,446
                                          -------       ---------      -----------      -----------      ---------        ----------
    Total current liabilities              88,705          94,615          206,401          389,721         50,000           339,721
                                          -------       ---------      -----------      -----------      ---------        ----------

LONG-TERM LIABILITIES
  Notes payable                                --          98,486          422,960          521,446                          521,446
                                          -------       ---------      -----------      -----------                       ----------

EQUITY
  Members' equity                           6,756              --               --            6,756                           6,756
  Partners' capital                            --         (65,356)              --          (65,356)                        (65,356)
  Common stock 10,000 shares
    authorized, 3,636 issued at $2 par         --              --            7,272            7,272                           7,272
  Treasury stock, 1,676 shares at cost         --              --          (11,272)         (11,272)                        (11,272)
  Additional paid-in capital                   --              --           20,000           20,000                          20,000
  Retained earnings                            --              --          403,420          403,420                         403,420
                                                        ---------      -----------      -----------                       ----------
    Total equity                            6,756         (65,356)         419,420          360,820                         360,820
                                          -------       ---------      -----------      -----------      ---------        ----------

TOTAL LIABILITIES AND EQUITY              $95,461       $ 127,745      $ 1,048,781      $ 1,271,987      $  50,000        $1,221,987
                                          =======       =========      ===========      ===========      =========        ==========

The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISE GROUP

                         COMBINING STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                      American Family                    Gregory
                                       Cookie Stores,                 Enterprises,
                                             LLC       GB Partners         Inc.            Total         Eliminations      Combined
                                      ---------------  -----------    ------------      -----------      ------------     ----------
INCOME                                    $ 387,917     $ 463,121      $ 1,793,693      $ 2,644,731      $ 108,568        $2,536,163

COST OF SALES                               287,777       252,375        1,015,144        1,555,296        (47,428)        1,507,868
                                          ---------     ---------      -----------      -----------      ---------        ----------

  Gross profit                              100,140       210,746          778,549        1,089,435         61,140         1,028,295

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                     66,158       167,556          774,918        1,008,632        (61,140)          947,492
                                          ---------     ---------      -----------      -----------      ---------        ----------

  Income from operations                     33,982        43,190            3,631           80,803              0            80,803

OTHER INCOME (EXPENSE)
  Interest expense                           (2,638)      (16,268)         (54,897)         (73,803)                        (73,803)
  Interest income                                --            --              120              120                             120
  Management fees                           (25,000)      (25,000)          75,000           25,000                          25,000
                                                        ---------      -----------      -----------                       ---------

TOTAL OTHER INCOME (EXPENSE)                (27,638)      (41,268)          20,223          (48,683)                        (48,683)
                                                        ---------      -----------      -----------                       ---------

  Taxes on income                                --            --            4,446            4,446                           4,446
                                          ---------     ---------      -----------      -----------                       ---------

NET INCOME                                $   6,344     $   1,922      $    19,408      $    27,674                       $  27,674
                                          =========     =========      ===========      ===========                       =========


The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISE GROUP

                         COMBINING STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                      American Family                    Gregory
                                       Cookie Stores,                 Enterprises,
                                             LLC       GB Partners         Inc.            Total         Eliminations      Combined
                                      ---------------  -----------    ------------      -----------      ------------     ----------
 INCOME                                   $10,198       $ 215,976      $ 2,048,053      $ 2,274,227      $ 26,868         $2,247,359

COST OF SALES                                  --         108,491        1,222,813        1,331,304       (21,007)         1,310,297
                                          -------       ---------      -----------      -----------      --------         ----------

  Gross profit                             10,198         107,485          825,240          942,923         5,861            937,062

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                    9,296          90,505          740,913          840,714        (5,861)           834,853
                                          -------       ---------      -----------      -----------      --------         ----------

  Income from operations                      902          16,980           84,327          102,209             0            102,209

OTHER INCOME (EXPENSE)
  Interest expense                             --          (6,901)         (49,396)         (56,297)                        (56,297)
                                          -------       ---------      -----------      -----------                        --------

INCOME BEFORE TAXES ON INCOME                 902          10,079           34,931           45,912                          45,912
                                          -------       ---------      -----------      -----------                        --------

  Taxes on income                              --              --            1,733            1,733                           1,733
                                          -------       ---------      -----------      -----------                        --------

NET INCOME                                $   902       $  10,079      $    33,198      $    44,179                        $ 44,179
                                          =======       =========      ===========      ===========                        ========

The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISES GROUP

                        COMBINING STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 2000
 ------------------------------------------------------------------------------

                               American Family              Gregory
                                Cookie Stores,     GB     Enterprises,
                                     LLC        Partners      Inc.      Combined
                               ---------------  --------  -----------   --------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                       $ 6,344      $ 1,922    $ 19,408    $ 27,674
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation                     1,653       27,145      76,014     104,812
  (Increase) decrease in:
    Accounts receivable            (33,648)     (44,364)    (78,012)
    Inventory                      (42,869)      (1,591)     36,471      (7,989)
    Notes receivable                    --           --      52,749      52,749
    Deposits                            --           --     (17,500)    (17,500)
  Increase (decrease) in:
    Accounts payable                39,586       15,118      34,226      88,930
    Accrued expenses                 2,255         (603)     10,798      12,450
    Accrued income tax                  --           --       2,713       2,713
                                   -------      -------    --------    --------
    Net cash provided (used) by
     operating activities          (26,679)      41,991     170,515     185,827
                                   -------      -------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Equipment purchases, net              --       36,765    (242,133)   (205,368)
  Cash provided from
    asset disposal                      --           --          --          --
                                   -------      -------    --------    --------
    Cash provided (used) by
      investing activities              --       36,765    (242,133)   (205,368)
                                   -------      -------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease):
    Short-term notes                39,000           --      15,909      54,909
    Long-term notes                     --      (32,171)     51,478      19,307
    Members' draw                   (1,500)     (55,358)         --     (56,858)
                                   -------      -------    --------    --------
     Net cash provided (used) by
       financing activities         37,500      (87,529)     67,387      17,358
                                   -------      -------    --------    --------

NET INCREASE (DECREASE) IN CASH     10,821       (8,773)     (4,231)     (2,183)
  Cash - beginning of year             902       11,346      57,146      69,394
                                   -------      -------    --------    --------

  Cash - end of year               $11,723      $ 2,573    $ 52,915    $ 67,211
                                   =======      =======    ========    ========

SUPPLEMENTAL DISCLOSURES
  Interest paid                    $ 2,638      $16,268    $ 54,897    $ 73,803
                                   =======      =======    ========    ========

The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISES GROUP

                        COMBINING STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1999
 ------------------------------------------------------------------------------

                               American Family              Gregory
                                Cookie Stores,     GB     Enterprises,
                                     LLC        Partners      Inc.      Combined
                               ---------------  --------  -----------   --------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                        $902       $  10,079   $ 33,198   $  44,179
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
     Depreciation                     --          33,808     75,183     108,991
  (Increase) decrease in:
    Accounts receivable               --              --    (34,197)    (34,197)
    Inventory                         --          (7,706)    52,913      45,207
    Notes receivable                  --              --    (52,426)    (52,426)
    Deposits                          --              --     (2,000)     (2,000)
  Increase (decrease) in:
    Accounts payable                  --          24,421    (11,668)     12,753
    Accrued expenses                  --           7,241     (1,537)      5,704
    Accrued income tax                --              --      1,733       1,733
                                    ----       ---------   --------   ---------
    Net cash provided by
     operating activities            902          67,843     61,199     129,944
                                    ----       ---------   --------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Equipment purchases, net            --        (213,593)        --    (213,593)
  Cash provided from asset disposal   --              --      8,031       8,031
    Cash provided (used) by
      investing activities            --        (213,593)     8,031    (205,562)
                                    ----       ---------   --------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease):
   Short-term notes                   --          48,439    (15,101)     33,338
   Long-term notes                    --         130,657    (52,555)     78,102
   Members' draw                      --         (22,000)        --     (22,000)
                                    ----       ---------   --------   ---------
    Net cash provided (used) by
     financing activities             --         157,096    (67,656)     89,440
                                    ----       ---------   --------   ---------

NET INCREASE IN CASH                 902          11,346      1,574      13,822
  Cash - beginning of year            --              --     55,572      55,572
                                    ----       ---------   --------   ---------

  Cash - end of year                $902       $  11,346   $ 57,146   $  69,394
                                    ====       =========   ========   =========

SUPPLEMENTAL DISCLOSURES
  Interest paid                     $  0       $   6,901   $ 49,396   $  56,297
                                    ====       =========   ========   =========

The accompanying notes are an integral part of the financial statements.

                                     Part II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The personal liability of our directors is, pursuant to our certificate of incorporation, eliminated to the fullest extent permitted by the Delaware General Corporation Law. We have undertaken, in our certificate of incorporation, to indemnify to the fullest extent permitted by the Delaware General Corporation Law, any and all persons we have the authority to indemnify.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee                        $360
Printing and Engraving Expenses             $5,000
Legal Fees and Expenses (inc. blue sky)     $32,500
Accounting Fees and Expenses                $18,000
Total                                       $55,860


RECENT SALES OF UNREGISTERED SECURITIES

     On July 20, 2001, as part of the original issuance of the Company's Shares, Ian Bauer, Edmund Abramson and Victor Bauer were each issued 810,000 shares of the common stock of American Family Cookies, Inc.

     In connection with the merger of Gregory Enterprises, Inc., American Family Cookies, LLC and its Partners into the Company, Robert R. Gregory was issued 2,700,000 shares of the common stock of American Family Cookies, Inc. These shares were issued as of January 9, 2002.


EXHIBITS

(3)(i)(1)      Registrant's Certificate of Incorporation, filed April 6, 2000.

(3)(i)(2) Certificate of Amendment to Registrant's Certificate of Incorporation, filed August 15, 2001

(3)(ii)(1)     Registrant's By-Laws

(5)(i)(1) Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

(10(i)(1)      Registrant's Incentive Stock Option Plan (to be filed by
               amendment)

(23)(i)(1)     Consent of Bondy & Schloss LLP (included in Exhibit (5)(i)(1))

(23)(i)(2)     Consent of Henderson, Hutcherson & McCullough, PLLC

UNDERTAKINGS

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in LaVergne, Tennessee on January 10, 2002.

AMERICAN FAMILY COOKIES, INC. (Issuer)

By:  /s/ Robert R. Gregory
     ------------------------------------
     Robert R. Gregory, President and CEO


/s/ Robert R. Gregory   Robert R. Gregory, President, CEO, CFO and Director
---------------------   (Principal Executive Officer)


/s/ Robert R. Gregory   [Principal Fin. Officer]
---------------------

/s/ Robert R. Gregory   [Principal Acct. Officer]
---------------------

/s/ Donald Gregory      Donald Gregory, Secretary and Director
---------------------

/s/ Ian Bauer           Ian Bauer, Director
---------------------

/s/ William B. Raines   William B. Raines, Director
---------------------

/s/ Gary Slattery       Gary Slattery, Director
---------------------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Robert Gregory as such person's true and lawful attorneys-in-fact and agents with full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

/s/ Robert R. Gregory   Robert R. Gregory, President, CEO, CFO and Director
---------------------   (Principal Executive Officer)


/s/ Robert R. Gregory   [Principal Fin. Officer]
---------------------

/s/ Robert R. Gregory   [Principal Acct. Officer]
---------------------

/s/ Donald Gregory      Donald Gregory, Secretary and Director
---------------------

/s/ Ian Bauer           Ian Bauer, Director
---------------------

/s/ William B. Raines   William B. Raines, Director
---------------------

/s/ Gary Slattery       Gary Slattery, Director
---------------------